                          RESIGNATION AND RELEASE AGREEMENT


    This RESIGNATION AND RELEASE AGREEMENT (the "Agreement") among Peter F. Grossman ("Grossman"), Egghead, Inc. and D J & J Software Corporation d/b/a Egghead (D J & J Software Corporation, collectively with Egghead, Inc., "Egghead") is dated as of April 29, 1997. Grossman and Egghead wish to amicably terminate Grossman's employment with Egghead, and the parties wish to clearly set forth the terms and conditions of Grossman's departure from his employment. Therefore, in consideration of the mutual promises and undertakings in this Agreement, Grossman and Egghead agree as follows:

1.  RESIGNATION.   Grossman will resign from his employment as the Executive
Vice President of Egghead and from any other designated Egghead responsibilities no earlier than April 15, 1997 and no later than July 15, 1997. For purposes of this Agreement, Grossman's actual date of resignation, or termination by Egghead, as the case may be, shall be the "Date of Resignation."

2.  PAY PROTECTION.

    (a)  GUARANTEED PAYMENT.   Commencing the Date of Resignation, Egghead
shall pay Grossman his current annual base salary of $250,000 for a period of nine (9) months (the "Severance Period"), less any lawful withholding. Such amount shall be paid in bi-weekly installments at normal bi-weekly payroll intervals or pursuant to a payment schedule that is mutually agreeable to the parties. Grossman shall also be paid in full for any unused vacation pay accrued as of the Date of Resignation, as reflected in Egghead's records, to be paid at the end of the payroll period next following the Date of Resignation, or pursuant to a payment schedule that is mutually agreeable to the parties. Grossman shall not be entitled to vacation pay accrual during the Severance Period. Grossman agrees to be available for consulting, either in person or via telephonic means, no more than one day per month during the Severance Period, at the reasonable request of Egghead management.

    (b)  EXTENSION PAYMENT.   Upon termination of the Severance Period, and
provided Grossman has failed to commence alternative employment, Egghead shall continue to pay Grossman his current annual base salary, less any lawful withholding, in bi-weekly installments for a period that will terminate on the earlier of: (i) twelve (12) months from the ending date of the Severance Period; or (ii) the date Grossman commences


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

alternative employment (the "Extension Period"). Such extension payments shall be paid at normal bi-weekly payroll intervals. Grossman shall not be entitled to vacation pay accrual during the Extension Period. From time to time during the Extension Period, but in no event more frequently than monthly, Grossman will be available to orally (by telephone) update either the President or Chief Financial Officer of Egghead, Inc. on the status of his efforts to obtain alternative employment, and he will notify Egghead in writing within ten (10) days after accepting alternative employment. Upon accepting new employment, Grossman will not unreasonably delay commencing work for his new employer in order to continue receiving payments during the Extension Period. For purposes of this Agreement, "alternative employment" is defined as any business relationship from which Grossman receives gross monthly W-2/1099 wages equal to fifty percent (50%) or more of his average gross monthly Egghead severance payment as herein described in Section 2(a).

    (c)  DEATH OR DISABILITY.   In the event of Grossman's death prior to
completion of the Severance Period, Egghead shall be obligated to continue until the end of the Severance Period the severance payments set forth under Section 2(a) hereof and the COBRA subsidies set forth under Section 3(b), if applicable. In the event of Grossman's death subsequent to the end of the Severance Period but prior to completion of the Extension Period, and provided he has not procured alternative employment as herein defined, Egghead shall be obligated to continue until the end of the Extension Period Grossman's extension payments set forth under Section 2(b) hereof and the COBRA subsidies, if applicable.

    In the event of death, such payments shall be made to Grossman's spouse, if then living, and if Grossman's spouse is not then living, said payments shall be paid to Grossman's estate. Other than the foregoing, Egghead shall have no further obligation to Grossman's estate under this Agreement in the event of his death.

    In the event Grossman becomes totally disabled (as herein defined) prior to the end of the Severance Period, then the severance payments set forth under
Section 2(a) otherwise payable to Grossman shall be continued for the entire Severance Period. If Grossman is receiving extension payments under Section 2(b) and Grossman becomes totally disabled prior to the end of the Extension Period, and provided he has not procured alternative employment as herein defined, then the extension payments set forth under Section 2(b) shall be continued for the entire Extension Period. Notwithstanding the foregoing, Egghead shall have no obligation to make any payments pursuant to either of the preceding two sentences unless Egghead has received proof to its satisfaction that Grossman has suffered a total disability. For purposes of this Agreement, total disability shall mean


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

an illness or physical or mental incapacity that prevents Grossman from seeking or procuring alternative employment. Proof of such disability shall be supplied by Grossman in the form of a written letter of Grossman's physician stating that in the physician's opinion Grossman is physically or mentally incapable of seeking or procuring alternative employment. Egghead shall have the right to have Grossman examined by a physician of Egghead's choice, solely at Egghead's expense, to render an opinion as to whether or not Grossman is physically or mentally incapable of seeking or procuring alternative employment. In the event the physician selected by Grossman and the physician selected by Egghead render contrary opinions, the issue of whether Grossman is physically or mentally incapable of seeking or procuring alternative employment may be submitted by Egghead to arbitration under Washington law, and the decision of such arbitration shall be final and binding on all parties. So long as any payments are made to Grossman, Egghead will also continue to make COBRA (defined below) subsidies as herein described, if applicable. Other than the foregoing, Egghead shall have no further obligation to Grossman under this Agreement in the event of his total disability.

3.  EMPLOYEE BENEFIT PROGRAMS.

    (a)  STOCK OPTIONS.   Egghead agrees to provide Grossman a period of
twenty-one months from the Date of Resignation to exercise the unexercised options to purchase common stock of Egghead, Inc. that have been issued to Grossman pursuant to Egghead Inc.'s 1993 Stock Option Plan, provided that after the Date of Resignation Grossman may only exercise the portion of such options that was vested as of the Date of Resignation. The exercise price of each such option shall be as set forth in the option letter agreement relating to such option. Grossman and Egghead, Inc. expressly agree that there shall be no further vesting of any options held by Grossman after the Date of Resignation. Subject to the foregoing, Grossman's exercise shall be in conformance with the provisions of Egghead, Inc.'s 1993 Stock Option Plan and with the provisions of
Section 16 of the Securities Exchange Act of 1934, as amended. Any change to Egghead Inc.'s 1993 Stock Option Plan shall not adversely affect Grossman's rights under this Section 3(a).

    (b)  COBRA.   Except as expressly provided in this Agreement, all benefits and perquisites, original, remaining or otherwise, to which Grossman may have had an entitlement as of immediately prior to the Date of Resignation shall cease effective the Date of Resignation. At his election, Grossman and his family may continue to participate in Egghead's medical and dental benefit plans governed by the Comprehensive Omnibus Budget Reconciliation Act ("COBRA") for the time period provided in COBRA. Egghead will subsidize the cost of such coverage at the level in effect for Grossman and his family as of the Date of Resignation through the earlier of

(i) the end of the eighteenth month after the Date of Resignation or (ii) the date Grossman commences alternative employment; or (iii) the end of the Extension Period. Grossman will pay the balance of such cost, if any.

4.  ANNOUNCEMENT AND COMMUNICATION.

    (a)  INTERNAL ANNOUNCEMENT.   Grossman may communicate notice of his
resignation to his direct reports and staff thirty (30) days prior to his Date of Resignation as hereinabove defined. Egghead shall communicate notice of Grossman's resignation to all Egghead employees on or after the date Grossman communicates his resignation to his direct reports. Such communication by each party as it relates to the parties' relationship shall be limited to substantially the following information: "Peter F. Grossman has resigned as Executive Vice President of Egghead to pursue other opportunities."

    (b)  EXTERNAL COMMUNICATION.   Egghead will communicate notice of
Grossman's resignation to third parties by press release and date determined in Egghead's sole discretion. Such notice will be in form and substance substantially similar to that communicated to all Egghead employees as provided in Section 4(a) hereof, or, if Egghead so elects, in such other form and substance as the parties hereto may mutually agree in writing.

5.  REFERENCES.   Upon request, Egghead will provide a letter of
recommendation for Grossman containing his dates of employment and pay and title confirmation only. Unless authorized by Grossman in writing, Egghead's response to any inquiry from third parties regarding Grossman's employment with Egghead shall be limited to this same information.

6.  RELOCATION EXPENSES.   Egghead shall reimburse Grossman for the cost of
relocating Grossman's residence to any place outside Spokane County, Washington, up to a total amount not to exceed $40,000 promptly after receipt of valid receipts submitted by Grossman for the cost of moving household goods and for costs related to the sale of his Spokane residence. No other relocation expenses shall be reimbursed. Egghead has no obligation to reimburse or pay Grossman any amount with respect to any decrease in the value of Grossman's residential property from the amount paid by Grossman to purchase such residential property. No reimbursement under this Section 6 will be made after sixty (60) days from the date of Grossman's final severance or extension payment, as the case may be, received in accordance with the provisions of
Section 2 hereof.

7.  NON-DISPARAGEMENT.   Grossman agrees not to make any disparaging or
derogatory remarks, comments or statements about Egghead


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

and its officers, directors, and employees, or any of them, at any time. Egghead agrees not to, and will instruct its current officers, directors and senior management not to, make any disparaging or derogatory remarks, comments or statements about Grossman at any time.

8.  CONFIDENTIALITY, NON-SOLICITATION, AND NON-COMPETITION.

    (a)  NON-DISCLOSURE.   Except as required by applicable law or regulation
and except as may be required to insure compliance with the terms of this Agreement, Egghead and Grossman agree to keep the terms of this Agreement confidential; provided, that Grossman may share its provisions with his spouse, attorneys, and professional advisors, who will be informed of and bound by this confidentiality obligation, and Egghead may share its provisions with its senior management, attorneys, and professional advisors, who will be informed of and bound by this confidentiality obligation. Grossman agrees not to use or disclose any confidential information. As used herein, "confidential information" means all trade secrets, non-public information, methods, strategies, practices, computer programs and systems, research and related documentation, customer lists and other data, marketing plans, financial information, and all other compilations of information that relate in any manner to the business of Egghead, any of the direct or indirect subsidiaries of Egghead, Inc., or Egghead SSI, LLC d/b/a Egghead Computer Surplus (such subsidiaries, together with Egghead SSI, LLC d/b/a Egghead Computer Surplus, the "Affiliate Entities") or any of them. Grossman acknowledges that all confidential information is the proprietary and confidential property of Egghead or the Affiliate Entities. Grossman further agrees to return all tangible items containing such confidential information, wherever located and in whatever form, in addition to all other property belonging to Egghead or the Affiliate Entities, on or before the Date of Resignation.

    (b)  NON-SOLICITATION.   Grossman agrees that during the Severance Period
he will not individually, or in conjunction with any other person, corporation or other entity, in any capacity, directly or indirectly (i) knowingly solicit or recruit any employee of or consultant to Egghead or any of the Affiliate Entities or (ii) knowingly cause or seek to cause (A) any employee of or consultant to Egghead or any of the Affiliate Entities to terminate his or her employment or consulting relationship with Egghead or any of the Affiliate Entities or (B) any customer, client or vendor of Egghead or any of the Affiliate Entities to alter or terminate any business relationship with Egghead or any of the Affiliate Entities.

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

    (c)  NON-COMPETITION.   Grossman agrees that he will not, directly or
indirectly, during his employment and for a period of twenty-one months from the Date of Resignation, be employed by, own, manage, operate, join, control or participate in the ownership, management, operation or control of or "be connected with" (as that phrase is interpreted below), any person or entity engaged in any operations in competition with Egghead or any of the Affiliate Entities in the retail sale of computer software or computer hardware, or both, through stores, mail order, telephonic means or electronic commerce, including, without limitation, through the Internet; provided, however, that for purposes of this Section 8(c) the following shall be deemed to be persons or entities not engaged in operations in competition with Egghead or any of its Affiliate
Entities: (i) any person or entity if its sales of computer software and computer hardware constitute less than ten (10) percent of its total annual revenue and of the total annual revenue of the division, if any, of that person or entity the primary purpose of which is the sale of computer software or computer hardware, or both; (ii) any person or entity that is a software publisher or hardware manufacturer provided that it sells only products that it develops or manufacturers; and (iii) any person or entity that is an importer of computer hardware provided that it sells only computer hardware. The Board of Directors of Egghead, Inc. may, in its sole discretion, release Grossman from any or all of his obligations pursuant to this Section 8(c), provided that such release shall not be effective unless in writing. Grossman shall be deemed to "be connected with" such business if such business is carried on by a partnership, corporation or association of which he is an officer, director, employee, partner, member, consultant or agent; provided, however, that nothing herein shall prevent the purchase or ownership by Grossman of shares which constitute less than 2% of the outstanding equity securities of a publicly or privately held corporation.

    (d)  VIOLATION.   Grossman acknowledges that his confidentiality,
non-solicitation and non-competition obligations under this Section 8 are material inducements to Egghead in entering into this Agreement, that his violation thereof shall constitute a material breach of this Agreement and that any disclosure or action by Grossman in violation of this Section 8 may cause serious and irreparable injury to Egghead for which there may be no adequate remedy at law. Consequently, in any action specifically to enforce any provision of this Section 8, Grossman hereby waives any claim or defense therein that an adequate remedy at law or in damages exists. Grossman further agrees that Egghead shall be entitled to injunctive relief, specific performance or other equitable relief to prevent violation of this Section 8. If, upon investigation, Egghead in its discretion determines in good faith that Grossman has materially violated or is in material violation of this Section 8, then Egghead will give Grossman written notice of the violation, and if Grossman shall not have cured such violation within six business days of such notice, as determined in the sole discretion of Egghead, then Egghead


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

may retain as liquidated damages the balance of the payments coming due Grossman under Section 2 hereof, if any. Notwithstanding Section 17 hereof, Egghead may exercise the remedy set forth in the preceding sentence without regard to whether its claim for violation of Section 8 has been submitted to arbitration; PROVIDED, HOWEVER, that if Egghead has exercised such remedy and Grossman disputes whether Egghead's determination that Grossman has materially violated this Section 8 or has failed to timely cure such violation was made in good faith, then the matter may be submitted to arbitration in accordance with
Section 17 hereof. The rights and remedies set forth in this Section 8 are in addition to all other legal, equitable and contractual rights and remedies available to Egghead, including, but not limited to, the reimbursement of reasonable attorneys' fees and costs associated with any such actions.

9.  REPRESENTATIONS AND WARRANTIES.

    (a)  BY GROSSMAN.   Grossman hereby represents and warrants as follows:

         (i) That, to the best of his knowledge, as of the date hereof, there is no litigation or claim of any kind pending or contemplated in any court or before any governmental authority or regulatory body or arbitrator, pertaining to acts or omissions that occurred within the scope of his employment as an officer of Egghead, and that he knows of no facts or circumstances that would give rise to such litigation or claim.

         (ii) That he has reviewed this Agreement with independent legal counsel, that the terms of this Agreement have been negotiated in good faith at arms' length, that he has read and understands the terms of this Agreement and the consequences thereof, and that he enters into this Agreement as his free, voluntary and independent act.

    (b)  BY EGGHEAD.   Egghead represents and warrants as follows:

         (i) That, to the best of its knowledge, as of the date hereof, there is no litigation or claim of any kind pending or contemplated in any court or before any governmental authority or regulatory body or arbitrator, pertaining to acts or omissions that occurred within the scope of Grossman's employment as an officer of Egghead, and that it knows of no facts or circumstances that would give rise to such litigation or claim;

         (ii) That it is a Washington corporation duly authorized and validly existing under the laws of the State of Washington;


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

         (iii) That this Agreement and the obligations and undertakings arising hereunder constitute the valid, binding and enforceable obligations of Egghead; and

         (iv) That it will promptly inform its officers, director and senior managers of its obligations under the relevant sections of this Agreement.

10. MUTUAL RELEASE.   In consideration of the benefits and payments provided
to Grossman in this Agreement, and as a material inducement to Egghead to enter into this Agreement, Grossman, individually and for his marital community, heirs, personal representatives, successors and assigns (collectively "Grossman Releasees"), releases and forever discharges Egghead and the Affiliate Entities, including any and all of Egghead's and each Affiliate Entity's affiliates, shareholders, officers, directors, representatives, agents, and employees, each of their successors and assigns, and each of them (collectively "Egghead Releasees"), from any and all Claims (as defined below) that Grossman may have against any of the Egghead Releasees as of the Date of Resignation The Egghead Releasees release and forever discharge the Grossman Releasees from any and all Claims (as defined below) that any of the Egghead Releasees may have against any of the Grossman Releasees as of the Date of Resignation. "Claims" as used in this Section 10 is defined to mean any and all claims, demands, charges, liability, causes of action, and damages, including without limitation, attorneys' fees and costs actually incurred, known or unknown, including without limitation, any and all claims, rights, demands, and causes of action for breach of any employment contract or agreement (whether express or implied, written or oral), wrongful discharge, intentional and/or negligent infliction of emotional distress, defamation, invasion of privacy, tort claims, discrimination on the basis of marital status, race, sex, national origin, color, religion, handicap or disability, retaliation, violation of public policy, and violation of any and all federal, state and/or local statutes, laws, rules, regulations and/or ordinances, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, The National Labor Relations Act, as amended, The Americans with Disabilities Act of 1990, as amended, The Family and Medical Leave Act of 1993, The Age Discrimination in Employment Act of 1967 ("ADEA"), as amended, The Washington State Wage and Hour Laws, and The Washington Law Against Discrimination, Ch. 49.60 RCW, as amended; except that the term "Claims" does not include: (i) any claims for indemnification pursuant to Article IX of the Bylaws of Egghead, Inc. that Grossman may have as a former officer of Egghead or pursuant to policies of insurance held by Egghead, if any, that provide coverage for liability of former officers and directors of Egghead; (ii) any claims based on rights created by this


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Agreement; and (iii) any claims where the events in dispute first arise after the Date of Resignation. Egghead will not contest any claim for unemployment compensation filed by Grossman, but Egghead may report the severance payments paid to Grossman hereunder as appropriate.

11. TAX LIABILITY.   Some or all of the payments and benefits which Grossman
may receive hereunder may be deemed income and taxable to Grossman under relevant provisions of the Internal Revenue Code of 1986, as amended, and other federal, state, and local statutes and regulations (collectively "Codes"). Grossman is advised that Egghead does not "gross up" benefits paid to or on behalf of its employees. Grossman shall have sole responsibility to determine and, to the extent any withholdings made by Egghead hereunder are insufficient, to pay, and shall indemnify and hold Egghead harmless from, all income taxes coming due under such Codes. This hold harmless and indemnity obligation covers only those taxes which, in the ordinary course, would normally be obligations of or paid by Grossman.

12. NONADMISSION CLAUSE.   This Agreement shall not be construed as an
admission by either party of any liability to the other party, breach of any agreement between the parties, or violation by either party of any statute, law, rule or regulation.

13. CONSIDERATION/REVOCATION PERIOD.   Grossman acknowledges that he has been
informed of his right to fully consider the terms of this Agreement for a period not to exceed twenty-one (21) days pursuant to applicable provisions of the ADEA. If Grossman chooses to execute this Agreement, he shall have an additional seven (7) days after signing this Agreement to revoke it by providing written notice thereof to Egghead.

14. SEVERABILITY.   If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nevertheless continue to be valid and enforceable to the maximum extent consistent with applicable law.

15. COMPLETE AGREEMENT.   This Agreement contains the entire understanding
and agreement between the parties in connection with its subject matter and supersedes any and all other prior and contemporaneous oral or written agreements, understandings, or representations between the parties pertaining to same. This Agreement cannot be altered except in a writing signed by Grossman and an authorized representative of Egghead.

16. FURTHER ASSURANCES.   The parties agree to execute any further documents
and instruments as may be reasonably necessary to fully carry out the terms and conditions of this Agreement.

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17. ARBITRATION.   Except as set forth under Section 2(c) and Section 8(d)
hereof, and except for any claim for injunctive or other equitable relief (which the party bringing such claim may elect either to bring in any court of competent jurisdiction or to submit for arbitration), any controversy or claim arising out of this Agreement shall be resolved by arbitration pursuant to this paragraph and the then current rules and supervision of the American Arbitration Association ("AAA"). The arbitration shall be held in Spokane before a single arbitrator either mutually agreed upon by the parties or selected in accordance with AAA Rules. The arbitrator shall have no authority to add to, subtract from, or modify any of the terms of this Agreement. The arbitrator's decision shall be final and binding upon the parties hereto and may be entered in any court having jurisdiction.

18. NOTICES.   All notices, requests, payments and other communications required or permitted to be given hereunder shall be in writing and shall be delivered by overnight courier or sent postage prepaid by the United States certified mail, return receipt requested, to the addressee's mailing address as hereafter set forth:

    If to Egghead:      Egghead, Inc.
                        22705 East Mission
                        Liberty lake, WA 99019
                        Attention:  Legal Department

    If to Grossman:     Peter F. Grossman
                        709 West Sumner Avenue
                        Spokane, WA 99204-3791

Any party hereto may, by proper notice to the other parties, designate such other address for the giving of notice as required hereunder. Any notice shall be deemed given on the first day following the date such notice is sent by overnight courier or on the third day following the date such notice is mailed in accordance with this Agreement.

19. BINDING AGREEMENT.   This Agreement shall bind and inure to the benefit of
the parties and their respective heirs, personal representatives, marital communities, related entities, shareholders, officers, directors, employees, agents, attorneys, successors and assigns, except that Grossman may not assign any of his rights or delegate any of his duties hereunder without the prior written consent of Egghead.

20. GOVERNING LAW.   This Agreement shall be governed by and construed in
accordance with the laws of the State of Washington without application of the principles of conflicts of laws, and venue for any proceeding hereunder shall be in Spokane County, Washington.


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21. COUNTERPARTS.   This Agreement may be executed on separate counterparts,
any one of which need not contain signatures of more than one party, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties execute this Agreement as of the date first above written.

                                  EGGHEAD, INC.


/s/  Peter F. Grossman            /s/  George P. Orban
---------------------------       ---------------------------------------
Peter F. Grossman                 By:  George P. Orban, Chairman of the
                                        Board of Directors


                                  D J & J SOFTWARE CORPORATION
                                    d/b/a EGGHEAD

                                  /s/  George P. Orban
                                  ---------------------------------------
                                  By:  George P. Orban
                                       ----------------------------------
                                  Its  Chairman of the Board of Directors
                                      -----------------------------------


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